Exhibit 21.0

LIST OF SUBSIDIARIES

The Cheesecake Factory Restaurants, Inc., a California corporation

The Cheesecake Factory Bakery Incorporated, a California corporation

The Cheesecake Factory Assets Co. LLC, a Nevada limited liability company

C.F.I. Promotions Co. LLC, a Colorado limited liability company

C.F.R.I. Asset Holdings LLC, a Nevada limited liability company

C.F.R.I. Texas Restaurants LP, a Texas limited partnership

The Houston Cheesecake Factory Corporation, a Texas corporation

Cheesecake Factory Restaurants of Kansas LLC

Grand Lux Cafe LLC, a Nevada limited liability company

GLC Galleria Club, Inc.